Exhibit 99.1




Press Release                      FOR IMMEDIATE RELEASE
                                   ---------------------
                                   Contact:  Thomas J. Noe, Investor Relations
                                   Telephone: (513) 870-3530



                    PEOPLES COMMUNITY BANCORP, INC.
             COMPLETES MERCANTILE SAVINGS BANK ACQUISITION


     Cincinnati, Ohio - (June 12, 2006) Jerry D. Williams, President and Chief Executive Officer of Peoples Community Bancorp, Inc., announced today that Peoples completed its acquisition of Mercantile Financial Corporation and its wholly-owned subsidiary, Mercantile Savings Bank, effective June 10, 2006. This transaction will increase Peoples assets by approximately $61.5 million and adds a full service office serving the Kenwood, Ohio area.

     On May 25, 2006, shareholders of Mercantile Financial Corporation approved the Agreement and Plan of Merger which provided for the merger of Mercantile Financial Corporation with and into Peoples Community Bancorp, resulting in Mercantile Savings Bank becoming a wholly-owned subsidiary of Peoples
Community Bancorp followed by a merger into Peoples Community Bank.

     A notice and letter of transmittal will be delivered to former shareholders of Mercantile Financial Corporation advising them of the effective date of the merger and procedures for exchanging their stock certificates for $34.78 in cash and 43.10 shares of Peoples Community Bancorp common stock.

     The shares of Peoples Community Bancorp, Inc. are traded on the NASDAQ National Market System under the symbol "PCBI".

     The Boards of Directors, Officers and Employees of Peoples and Mercantile express their gratitude for the overwhelming support for the transaction, pledge their best efforts toward the opportunities ahead, and look forward to serving the needs of their customers and stockholders.

     Founded in 1889, Peoples Community Bank is a community and customer oriented federally chartered savings bank. Following the acquisition, Peoples Community Bank will operate twenty full service offices in Warren, Butler and Hamilton Counties, Ohio and Dearborn and Ohio Counties, Indiana.



                             # # # # # # # #